Exhibit 99.1

Chaparral Energy Announces First Quarter 2018 Financial and Operational Results

Oklahoma City, May 10, 2018 — Chaparral Energy, Inc. (CHPE) today announced its first quarter 2018 financial and operational results with the filing of its form 10-Q. The company will hold its quarterly financial and operating results conference call this morning, May 10, at 9 a.m. Central.

First Quarter Highlights and Recent Key Items

•	Grew STACK production by 50% on a year-over-year basis to 12,289 barrels of oil equivalent per day (Boe/d)
•	Reported a net loss of $11.4 million driven by a $12.3 million non-cash loss associated with commodity derivatives
•	Generated Adjusted EBITDA, as defined below, of $29.4 million
•

Brought online six new gross operated wells, one of which was part of its joint venture drilling program, with an average three-stream peak 30-day initial production (IP) rate of 785 Boe/d, of which 75% was liquids

•	Closed on the previously announced 7,000-acre, bolt-on STACK Play acquisition in Kingfisher County, Oklahoma in January 2018

“I am extremely pleased with the strong performance Chaparral delivered during the first quarter. Over the past year our operational expertise has been focused on our outstanding STACK Play position, where we continue to drive strong operational results while maintaining our low-cost structure,” said Chief Executive Officer Earl Reynolds. “Chaparral has continued to deliver exceptional well performance, which has helped us grow our STACK program by more than 50% on a year-over-year-basis. Most of our recent wells are continuing to perform above our type curve and rate-of-return expectations. We are encouraged by these early production results and expect our growth to continue throughout the year.”

“Performance such as this will allow us to build on the tremendous successes and momentum we generated throughout 2017 and help us deliver on or exceed our 2018 guidance,” commented Reynolds. “With strong well results, higher stabilized pricing and rationalization of higher cost, non-core assets, we will continue to focus on execution and cost management throughout the year. This will allow us to quickly and efficiently grow our premier STACK position as we strive to deliver top-quartile results for our stockholders.”

Operational Update — STACK Production Grows 50%
Chaparral grew its STACK production to 12,289 Boe/d in the first quarter of 2018 from 8,167 Boe/d in the first quarter of 2017 and from 10,379 Boe/d in the fourth quarter of 2017. This is a greater than 50% year-over-year increase and an 18% quarter-over-quarter growth rate. Excluding production from divested EOR assets, the company’s first quarter 2018 average total production grew by 14% on a year-over-year basis to 19,300 Boe/d, of which 64% was liquids and 36% natural gas. This increase was driven by the strong well results and significant growth in STACK production, which underscores Chaparral’s strategic shift to focus 100% of its resources and expertise on developing its prolific STACK acreage.

Chaparral operated three rigs in the first quarter in Canadian and Garfield counties. The company brought six new gross STACK wells on production, one of which was part of the company’s ongoing joint venture drilling program with Bayou City Energy. These wells delivered an average three-stream peak 30-day IP rate of 785 Boe/d, of which 75% was liquids.

The company is encouraged by the progress and strong well results in its 40,000-acre Garfield County position. Three of its first quarter Garfield wells delivered particularly strong results with an average three-phase, 30-day IP rate of almost 1,000 Boe/d. The Barbee 2105, a joint venture well, produced at a three-phase 30-day IP rate of 1,112 Boe/d, of which 69% was liquids. In addition, the Gerken 2205 delivered 1,063 Boe/d on the same basis, of which 55% was liquids, while the Fuska 2007, recorded a three-phase 30-day IP rate of 710 Boe/d, of which 83% was liquids.

Chaparral’s total capital expenditures during the first quarter were $101.8 million, including $65.8 million associated with STACK acreage and seismic acquisitions, of which $55 million was associated with the company’s previously announced bolt-on Kingfisher County acquisition. Chaparral invested $33.4 million in STACK drilling and completion activities.

Financial Summary

Chaparral recorded a net loss of $11.4 million, or 25 cents per share, during the first quarter of 2018 driven by a $12.3 million non-cash loss associated with commodity derivatives. The company’s Adjusted EBITDA for the quarter was $29.4 million. Adjusted EBITDA, as well as the company’s production, revenues and expenses mentioned in this release, were impacted by its 2017 asset sales on a quarter-over-quarter and year-over-year basis.

Total gross commodity sales for the quarter were $61.4 million, which represents a 17% year-over-year and an 11% quarter-over-quarter decrease. This decline was driven by a decrease in total company production associated with its 2017 asset sales.

Chaparral’s average realized price, excluding derivative settlements, for crude oil increased to $61.76 per barrel in the first quarter of 2018. This represented an increase of approximately 16% on a quarter-over-quarter basis, compared to $53.30 per barrel in the fourth quarter of 2017. The company’s realized natural gas liquids price was down 9% on a quarter-over-quarter basis from $25.77 per barrel in the fourth quarter of 2017 to $23.45 per barrel in the first quarter of 2018. Chaparral’s realized natural gas price was down slightly from $2.47 per thousand cubic feet (Mcf) in the fourth quarter of 2017 to $2.31 per Mcf in the first quarter of 2018.

The company’s total lease operating expense (LOE) for the first quarter of 2018 was $14.5 million or $8.37 per Boe. This represents a significant 21% quarter-over-quarter decrease compared to $10.62 in the fourth quarter of 2017 and was primarily driven by the sale of Chaparral’s EOR properties and other non-core, higher cost assets in 2017. Its LOE per Boe is expected to continue to decline throughout 2018 as a result of additional asset sales, as well as its strategic shift to lower cost STACK operations, which will continue to account for a greater percentage of total company production.

Chaparral’s net general and administrative (G&A) expenses during the quarter were $11.5 million, or $6.62 per Boe, which was down 14% on a quarter-over-quarter basis compared to $15 million, or $7.72 per Boe in the fourth quarter of 2017. This is primarily due to decreases in compensation expenses. Adjusted for non-cash compensation, the company’s net G&A expense per Boe in the first quarter was $3.96, which is down compared to $4.08 per Boe in the fourth quarter of 2017.

Production taxes for the first quarter were $2.7 million, or $1.54 per Boe, which was 24% lower than $3.5 million, or $1.81 per Boe, for the fourth quarter of 2017. This was driven lower by a reduction in production associated with the company’s 2017 asset sales.

Balance Sheet and Liquidity

As previously announced, Chaparral entered into an amended credit agreement in December 2017 that increased its borrowing base by $60 million to $285 million. Chaparral’s borrowing base was reaffirmed by its bank syndicate on May 9, 2018 at $285 million. The company’s balance sheet remains strong and it has no significant debt maturities until December of 2022.

Earnings Call Information
Chaparral will hold its financial and operating results call this morning, Thursday, May 10 at 9 a.m. Central. Interested parties may access the call toll-free at 800-263-0877 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 6702870. A live webcast of the call and corresponding presentation will be available on the company’s website at chaparralenergy.com/investors.

The company’s first quarter form 10-Q is available on the Investor section of Chaparral’s website at chaparralenergy.com/investors and the Securities and Exchange Commission at sec.gov. A recording of this morning’s call will also be available shortly after the call’s conclusion at chaparralenergy.com/investors.

All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Chaparral expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements, whether as a result of new information or future events.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 117,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has potential total production reserves of more than 1 billion barrels of oil equivalent and approximately 315,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Media Contact
Brandi Wessel

Communications Manager

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com

Operating Results Data (Unaudited)

	Successor		Predecessor
		Period from	Period from
	Three months	March 22, 2017	January 1, 2017
	ended	through	through
(in thousands, except share and per share data)	March 31, 2018	March 31, 2017	March 21, 2017
Revenues:
Net commodity sales	57,889	7,808	66,531
Sublease revenue	1,198	—	—
Total revenues	59,087	7,808	66,531
Costs and expenses:
Lease operating	14,543	4,259	19,941
Transportation and processing	—	361	2,034
Production taxes	2,677	316	2,417
Depreciation, depletion and amortization	21,106	3,414	24,915
General and administrative	11,507	5,744	6,843
Cost reduction initiatives	—	6	629
Other	828	—	—
Total costs and expenses	50,661	14,100	56,779
Operating income (loss)	8,426	(6,292)	9,752
Non-operating (expense) income:
Interest expense	(1,371)	(650)	(5,862)
Derivative (losses) gains	(16,501)	(12,115)	48,006
(Loss) gain on sale of assets	(1,044)	—	206
Other income (expense), net	85	(5)	1,167
Net non-operating (expense) income	(18,831)	(12,770)	43,517
Reorganization items, net	(1,037)	(620)	988,727
(Loss) income before income taxes	(11,442)	(19,682)	1,041,996
Income tax expense	—	1	37
Net (loss) income	$(11,442)	$(19,683)	$1,041,959
Earnings per share:
Basic for Class A and Class B	$(0.25)	*	*
Diluted for Class A and Class B	$(0.25)	*	*
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,143,297	*	*
Diluted for Class A and Class B	45,143,297	*	*

Consolidated Balance Sheets

(dollars in thousands, except share data)	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,189	$27,732
Accounts receivable, net	70,495	60,363
Inventories, net	7,463	5,138
Prepaid expenses	2,898	2,661
Total current assets	93,045	95,894
Property and equipment, net	49,004	50,641
Oil and natural gas properties, using the full cost method:
Proved	668,184	634,294
Unevaluated (excluded from the amortization base)	550,082	482,239
Accumulated depreciation, depletion, amortization and impairment	(142,107)	(124,180)
Total oil and natural gas properties	1,076,159	992,353
Other assets	361	418
Total assets	$1,218,569	$1,139,306
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$72,317	$75,414
Accrued payroll and benefits payable	7,131	11,276
Accrued interest payable	576	187
Revenue distribution payable	20,118	17,966
Long-term debt and capital leases, classified as current	3,306	3,273
Derivative instruments	10,548	8,959
Total current liabilities	113,996	117,075
Long-term debt and capital leases, less current maturities	219,842	141,386
Derivative instruments	14,835	4,167
Deferred compensation	813	696
Asset retirement obligations	33,601	33,216
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Class A Common stock	388	389
Class B Common stock	79	79
Additional paid in capital	966,781	961,200
Treasury stock	(1,422)	—
Accumulated deficit	(130,344)	(118,902)
Total stockholders' equity	835,482	842,766
Total liabilities and stockholders' equity	$1,218,569	$1,139,306

Consolidated Statements of Cash Flows (Unaudited)

	Successor		Predecessor
		Period from	Period from
	Three months	March 22, 2017	January 1, 2017
	ended	through	through
(in thousands)	March 31, 2018	March 31, 2017	March 21, 2017
Cash flows from operating activities
Net (loss) income	$(11,442)	$(19,683)	$1,041,959
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Non-cash reorganization items	—	—	(1,012,090)
Depreciation, depletion and amortization	21,106	3,414	24,915
Derivative losses (gains)	16,501	12,115	(48,006)
Loss (gain) on sale of assets	1,044	—	(206)
Other	1,630	1,012	645
Change in assets and liabilities
Accounts receivable	(12,140)	(3,577)	198
Inventories	(3,168)	38	466
Prepaid expenses and other assets	(179)	180	(497)
Accounts payable and accrued liabilities	(9,828)	(3,423)	8,733
Revenue distribution payable	2,151	1,510	(1,875)
Deferred compensation	4,701	13	143
Net cash provided by (used in) operating activities	10,376	(8,401)	14,385
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(99,941)	(5,832)	(31,179)
Proceeds from asset dispositions	73	—	1,884
(Payments) proceeds from derivative instruments	(4,244)	1,692	1,285
Net cash used in investing activities	(104,112)	(4,140)	(28,010)
Cash flows from financing activities
Proceeds from long-term debt	79,000	—	270,000
Repayment of long-term debt	(146)	(19)	(444,785)
Proceeds from rights offering, net	—	—	50,031
Principal payments under capital lease obligations	(661)	(69)	(568)
Payment of other financing fees	—	—	(2,410)
Net cash provided by (used in) financing activities	78,193	(88)	(127,732)
Net decrease in cash, cash equivalents, and restricted cash	(15,543)	(12,629)	(141,357)
Cash, cash equivalents, and restricted cash at beginning of period	27,732	45,123	186,480
Cash, cash equivalents, and restricted cash at end of period	$12,189	$32,494	$45,123

Non-GAAP Financial Measures and Reconciliations
Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted EBITDA Reconciliation, NON-GAAP.”

Adjusted EBITDA Reconciliation, Non-GAAP

	Successor		Predecessor
(in thousands)	Three months ended March 31, 2018	Period from March 22, 2017 through March 31, 2017	Period from January 1, 2017 through March 21, 2017
Net (loss) income	$(11,442)	$(19,683)	$1,041,959
Interest expense	1,371	650	5,862
Income tax expense	—	1	37
Depreciation, depletion, and amortization	21,106	3,414	24,915
Non-cash change in fair value of derivative instruments	12,257	13,807	(46,721)
Impact of derivative repricing	(572)	—	—
Loss (gain) on settlement of liabilities subject to compromise	48	—	(372,093)
Fresh start accounting adjustments	—	—	(641,684)
Interest income	(1)	—	(133)
Stock-based compensation expense	4,623	—	155
Loss on sale of assets	1,044	—	(206)
Write-off of debt issuance costs, discount and premium	—	—	1,687
Restructuring, reorganization and other	989	626	24,297
Adjusted EBITDA	$29,423	$(1,185)	$38,075